Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Revenue and Net Income

for First Quarter FY05

Revenue up 50% to $84 million;

Operating Income up 47% to $6.5 million;

Net Income up 37% to $3.2 million;

EPS of 28 Cents

RESTON, VA – April 25, 2005 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its first quarter ended March 26, 2005.  Revenue for the first quarter of fiscal year 2005 (FY05) increased 50 percent and net income increased by 37 percent as compared to the first quarter in the previous year.  The Company’s results were driven by strong organic growth in the Federal government IT business and the acquisition of Bridge Technology Corporation in December 2004 and of Shenandoah Electronic Intelligence, Inc. in February 2005.

First Quarter FY05 Financial Results

Revenue for the first quarter of FY05 was $83.7 million, an increase of 50 percent over first quarter FY04 revenue of $56.0 million.  Federal government contract revenue, which represented 98 percent of first quarter FY05 total revenue, grew by 52 percent to $81.9 million from $53.8 million for the first quarter FY04. Revenue growth in the first quarter was primarily the result of continued growth in the Company’s key focus areas: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing.

Net income for the first quarter FY05 was $3.2 million, an increase of 37 percent over first quarter FY04 net income of $2.4 million. Diluted earnings per share for the first quarter FY05 was $0.28.  Income from operations for the first quarter of FY05 was $6.5 million, an increase of 47 percent over operating income of $4.4 million reported in the first quarter FY04.  Backlog as of March 26, 2005 was $879 million, including $168 million in funded backlog and $711 million in unfunded backlog.  Days Sales Outstanding (DSOs) were 74 days at the end of the first quarter FY05.

“We are very pleased to report our continued trend of robust revenue growth. These record results provide a solid foundation for meeting our financial goals for fiscal year 2005,”said Ray Oleson, SI International’s Chairman and CEO.  “Our financial results demonstrate the close alignment of the Federal government’s IT agenda with SI International’s core strategic focus and proven capabilities.”

- more -

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the second fiscal quarter FY05 and maintained its previous guidance for full year 2005.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2005:

	Q2 2005	Full Year 2005
Revenue	$88 – 92 million	$380 – 390 million
Net income	$3.3 – 3.5 million	$15.1 – 15.6 million
Diluted earnings per share	$0.28 – 0.30	$1.30 – 1.34

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 11:00 AM EDT, tomorrow.  Participating in the conference call will be SI International’s Chairman and CEO, Ray Oleson, President and COO, Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, April 26, 2005 at 1:00 PM ET through Tuesday, May 3, 2005 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode number 50122355.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions primarily to the Federal government.  The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 26, 2005	March 27, 2004

Revenue	$83,717	$55,970
Direct costs	52,603	33,529
Indirect costs	23,580	17,309
Depreciation and amortization	551	589
Amortization of intangible assets	457	113
Income from Operations	6,526	4,430
Other income (expense)	(99)	—
Interest expense	(1,097)	(534)
Income before provision for income taxes	5,330	3,896
Provision for income taxes	2,106	1,539

Net income	$3,224	$2,357

Basic weighted average shares outstanding	11,063	8,458
Diluted weighted average shares outstanding	11,627	8,833

Earnings per common share:
Basic	$0.29	$0.28
Diluted	$0.28	$0.27

EBITDA (1)	$7,534	$5,132

Notes:	(1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended
	March 26, 2005	March 27, 2004

Net income	$3,224	$2,357
Other expense	99	—
Interest expense	1,097	534
Provision for income taxes	2,106	1,539
Depreciation	551	589
Amortization	457	113
EBITDA	$7,534	$5,132

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months ended
	March 26, 2005		March 27, 2004		Growth
	$	%	$	%	$	%
Core Federal government	81,924	97.9%	53,812	96.2%	28,112	52.2%
Commercial and other	1,793	2.1%	2,158	3.8%	(365)	-16.9%
Total revenue	83,717	100.0%	55,970	100.0%	27,747	49.6%

Prime contracts	64,931	77.6%	44,443	79.4%	20,488	46.1%
Subcontract	18,786	22.4%	11,527	20.6%	7,259	63.0%
Total revenue	83,717	100.0%	55,970	100.0%	27,747	49.6%

Cost reimbursable	28,653	34.2%	13,064	23.3%	15,589	119.3%
Time and materials	39,485	47.2%	28,525	51.0%	10,960	38.4%
Fixed price	15,579	18.6%	14,381	25.7%	1,198	8.3%
Total revenue	83,717	100.0%	55,970	100.0%	27,747	49.6%

Department of Defense	40,885	49.0%	28,034	50.1%	12,851	45.8%
Federal civilian agencies	41,039	48.9%	25,778	46.1%	15,261	59.2%
Commercial entities	1,793	2.1%	2,158	3.8%	(365)	-16.9%
Total revenue	83,717	100.0%	55,970	100.0%	27,747	49.6%

Major contracts:
C4I2TSR	14,954	17.8%	5,946	10.6%	9,008	151.5%
NVC/KCC	8,274	9.9%	5,733	10.3%	2,541	44.3%
All other	60,489	72.3%	44,291	79.1%	16,198	36.6%
Total revenue	83,717	100.0%	55,970	100.0%	27,747	49.6%

SI International, Inc.

Consolidated Balance Sheet

As of March 26, 2004 and December 25, 2004

(In thousands, except share data)

	March 26, 2005	December 25, 2004
Assets
Current assets:
Cash and cash equivalents	$12,326	$5,754
Accounts receivable, net	76,488	65,710
Deferred tax asset	2,740	2,740
Other current assets	4,588	3,503
Total current assets	96,142	77,707
Property and equipment, net	4,862	4,971
Intangible assets, net	18,320	6,575
Other assets	5,637	2,142
Goodwill	175,234	120,712
Total assets	$300,195	$212,107
Liabilities and stockholders’ equity
Current liabilities:
Note Payable—Line of Credit	$—	$28,954
Current portion of long-term debt	1,000	—
Accounts payable	18,406	11,225
Accrued expenses and other current liabilities	20,545	15,314
Deferred revenue	166	289
Total current liabilities	40,117	55,782
Long-term debt, net of current portion	99,000	—
Note payable—former owner of acquired business	2,280	2,280
Deferred income tax	5,046	5,046
Other long-term liabilities	4,748	3,929
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 11,105,706 and 11,047,533 shares issued and outstanding as of March 26, 2005 and December 25, 2004, respectively	111	111
Additional paid-in capital	128,870	128,192
Deferred compensation	(176)	(208)
Retained earnings	20,199	16,975
Total stockholders’ equity	149,004	145,070
Total liabilities and stockholders’ equity	$300,195	$212,107

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended
	March 26, 2005	March 27, 2004
Cash flows from operating activities:
Net income	$3,224	$2,357

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	551	589
Amortization of intangible assets	457	113
Deferred income tax provision	—	1,480
Stock-based compensation	32	32
Amortization of deferred financing costs	120	108
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	1,699	(3,629)
Other current assets	(976)	(767)
Other assets	(454)	469
Accounts payable and accrued expenses	4,231	1,908
Deferred revenue	(123)	—
Other long term liabilities	732	97
Net cash provided by operating activities	9,493	2,757
Cash flows from investing activities:
Purchase of property and equipment, net	(172)	(620)
Cash paid for acquisition of MATCOM	(35)	(65,849)
Cash paid for acquisition of Bridge Tech	(99)	—
Cash paid for acquisition of SEI, net of cash assumed	(71,154)	—
Net cash used in investing activities	(71,460)	(66,469)
Cash flows from financing activities:
Net borrowings (repayments) under line of credit	(28,954)	16,000
Proceeds from long-term debt	100,000	30,000
Payment of debt issuance costs	(3,160)	(1,176)
Proceeds from exercise of stock options	678	124
Repayments of capital lease obligations	(25)	(35)
Net cash provided by financing activities	68,539	44,913
Net change in cash and cash equivalents	6,572	(18,799)
Cash and cash equivalents, beginning of period	5,754	23,252
Cash and cash equivalents, end of period	$12,326	$4,453
Supplemental disclosures of cash flow information:
Cash payments for interest	$41	$115
Cash payments (refund) for income taxes	$296	$(77)

###